Exhibit 1.02

Conflict Minerals Report of Adept Technology, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Adept Technology, Inc. (“Adept” or the “Company”) for calendar year 2014 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Adept undertook a reasonable country of origin inquiry and, based upon the results of the reasonable country of origin inquiry, due diligence to determine the source of conflict minerals and status of the necessary conflict minerals used in its robots and control systems. In conducting its due diligence, Adept Technology followed the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) (“OECD Framework”), an internationally recognized due diligence framework.

Adept has determined in good faith that for calendar year 2014, its conflict minerals status resulting from its due diligence efforts remains “DRC conflict undeterminable” (terms as defined in the 1934 Act).

This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1.

Adept’s due diligence measures were based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) initiative. As a company in the robot and control automation business, Adept is several levels removed from the actual mining of conflict minerals. Adept does not make purchases of raw ore or unrefined conflict minerals, have no relationships with smelters or refiners and makes no purchases itself in the Covered Countries.

Reasonable Country of Origin Inquiry (“RCOI”)

Adept determined that conflict minerals are used in and necessary to the functionality or production of products manufactured or contracted to be manufactured by Adept. We performed a good faith RCOI with a process designed to determine whether any of the components or sub assemblies obtained from our suppliers contained conflict minerals, and the origin of those conflict minerals by inquiry to active suppliers of components or sub-assemblies potentially containing conflict minerals. Based on the supplier responses, or in some cases the lack of responses from our supply chain, we had insufficient information to conclude that the conflict minerals used within our products did not originate in the Covered Countries or that the conflict minerals did come from recycled or scrap sources.

Due Diligence

We performed the following due diligence activities:

We compiled a list of all active suppliers who provide components or sub-assemblies that are used in the manufacturing or support of our products.

We submitted the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”) template to suppliers of components or sub-assemblies potentially containing conflict minerals.

We reviewed and evaluated supplier responses, If responses were incomplete or unclear, we followed-up with the respective suppliers in an effort to receive further information or clarification. Many of our suppliers did not identify the smelters and refiners in the supply chain or provided very limited information about them.

Future Steps

We recognize that this is a complicated process given the complexity of our supply chain, and that Adept has very limited engagement with the majority of our supply chain beyond our first-tier direct suppliers. As a result, we expect to continue to focus our efforts on collaborating with our first tier direct suppliers to improve the systems of transparency and control in our supply chain, including through our use of the Conflict Minerals Reporting Template in connection with our diligence of our supply chain.

Conclusion

As a result of the due diligence measures described above, Adept has determined that our high-performance motion controllers, Lynx mobile robots, Cobra Scara robots, Viper 6 axis robots, Quattro Parallel robots, and Python robots  are DRC conflict undeterminable. Adept  makes this determination due to a lack of information from its suppliers for certain integrated circuits (ICs) to conclude whether the necessary conflict minerals originated in the Covered Countries and, if so, whether the necessary conflict minerals were from recycle or scrap sources, were DRC conflict free or have not been found to be DRC conflict free.

Adept is continuing to engage in its due diligence to identify the sources of necessary Conflict Minerals used in its products.